Deloitte & Touche LLP 3000 Scotia Centre 700 Second Street S.W. Calgary AB T2P 0S7 Canada Tel: (403) 267-1700 Fax: (403) 264-2871 www.deloitte.ca

EXHIBIT NO. 23.2

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 our reports dated April 6, 2005 relating to the consolidated financial statements of Energy Exploration Technologies Inc. (which the audit report expresses an unqualified opinion on the financial statements and includes a separate paragraph on our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Energy Exploration Technologies Inc. for the year ended December 31, 2004.

Independent Registered Chartered Accountants

Calgary, Alberta, Canada

November 17, 2005